UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2014

ACTAVIS plc

(Exact name of registrant as specified in its charter)

Ireland	000-55075	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands

Dublin 2, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2014, in connection with recently announced management changes, Actavis plc (the “Company” or “Actavis”) entered into a retention letter with Mr. Sigurdur Olafsson. Pursuant to the terms of the retention letter, Mr. Olafsson will receive the following benefits in the event his employment with Actavis is terminated during calendar year 2014 (a) by Actavis without “cause” (as defined below) or (b) by Mr. Olafsson after the earlier of the closing of the Company’s acquisition of Forest Laboratories, Inc. (“Forest”) and July 1, 2014, as long as Mr. Olafsson’s departure from Actavis is no later than December 31, 2014 and subject to Mr. Olafsson delivering and not revoking a signed release in a form reasonably acceptable to Actavis:

(i) a lump sum payment equal to the sum of two times his current annual base salary and two times his annual cash incentive bonus (calculated based on the higher of the target bonus or the highest bonus Mr. Olafsson received in the two years prior to his termination, whichever is greater);

(ii) $4,000,000, representing the full amount of the retention bonus amounts previously granted to Mr. Olafsson in November 2013, as if Mr. Olafsson had been terminated without “cause” (as defined under the terms of the November 2013 retention award agreement previously filed as Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 25, 2014) and without taking into consideration the continued service requirements contained in such retention award agreement; and

(iii) continued health and welfare benefits under the Company’s plans at the employee rate for Mr. Olafsson and his eligible dependents for up to twenty four months following his termination date.

Additionally, the Company has agreed to waive any claims it may have for reimbursement of relocation expenses from Mr. Olafsson. Any amounts payable to Mr. Olafsson pursuant to the retention letter will be reduced, dollar for dollar, by any cash severance benefits to which Mr. Olafsson would otherwise be entitled pursuant to any severance plan of, or any offer letter or employment agreement he has with, the Company.

“Cause” as defined in the retention letter generally means: (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (ii) gross neglect, willful malfeasance or gross misconduct against the Company or any of its affiliates; (iii) conviction or plea of guilty or nolo contendere to a felony which felony, conviction, or plea materially impacts the Company economically or the Company’s reputation, as reasonably determined by the Board; (iv) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into the executive’s or the Company’s business practices, whether internal or external, including, but not limited to the executive’s refusal to be deposed or to provide testimony at any trial or inquiry unless such refusal is made upon the advice of the Company’s general counsel or its external counsel; or (vi) substantial and willful failure to render services in accordance with the terms of the executive’s employment (other than as a result of illness, accident, or other physical or mental incapacity) or other material breach of the executive’s duties and responsibilities).

Mr. Olafsson will not be eligible to receive any of the payments or other benefits provided for in the retention letter if (i) Actavis terminates his employment for cause, (ii) Mr. Olafsson fails to resign as a director of Actavis upon the earlier of the consummation of the Forest acquisition or the date his employment terminates or (iii) his employment with Actavis is not terminated on or before December 31, 2014. Mr. Olafsson’s execution of the retention letter, including his agreement to resign from the Board as a condition to receiving the benefits provided for by the retention letter, was not the result of any disagreement with Actavis, its management or the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2014

ACTAVIS plc

By:	/s/ David A. Buchen
	Name:	David A. Buchen

	Title:	Chief Legal Officer – Global and Secretary